Exhibit (g)(15)

February 15, 2013

State Street Bank and Trust Company

Attn: Michael Rogers

2000 Crown Colony Dr.

Quincy, MA 02169

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. has established a new series of shares to be known as Artisan Global Small Cap Fund. The series has one class, Investor Shares. In accordance with the Additional Funds provision in Section 18 of the Custodian Contract dated March 7, 1995, as amended April 27, 2000, August 6, 2003 and November 1, 2008, between Artisan Partners Funds, Inc. and State Street Bank and Trust Company, Artisan Partners Funds, Inc. hereby requests that you act as Custodian for the new series under the terms of the Custodian Contract.

Please indicate your acceptance of this appointment as Custodian by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By:	/s/ Gregory K. Ramirez
Gregory K. Ramirez
Chief Financial Officer

Agreed to as of this 26th day of February

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael Rogers
Name: Michael Rogers
Title: Executive Vice President

INVESTMENT MANAGEMENT PRACTICED WITH INTELLIGENCE AND DISCIPLINE IS AN ART®

875 East Wisconsin Avenue, Milwaukee, WI 53202

Securities offered through Artisan Partners Distributors LLC, member FINRA